AGREEMENT OF NOVATION

TO

FUND ACCOUNTING AGREEMENT

Agreement of Novation (“Novation Agreement”), dated as of March 20, 2017, between MUFG Investor Services (US) LLC (formerly Rydex Fund Services, LLC) (the “Administrator”) and Guggenheim Enhanced Equity Income Fund (the “Fund”).

WHEREAS, the Fund was originally organized as a Massachusetts business trust (“Predecessor Fund”), and pursuant to an Agreement and Plan of Redomestication, the Fund has reorganized to a Delaware statutory trust (“Successor Fund”);

WHEREAS, the Administrator and the Fund previously entered into the Fund Accounting Agreement, dated January 1, 2014, as amended July 20, 2016 (the “Agreement”);

NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	The Agreement shall continue in full force and effect and without interruption, and that all rights, privileges, duties and obligations of the Predecessor Fund shall thereafter be the rights, privileges, duties and obligations of the Successor Fund.

2.	This Novation Agreement may be executed and delivered in counterparts, each such counterpart shall be deemed an original, and all such counterparts, together, shall constitute a single agreement.

3.	This Novation Agreement constitutes the entire agreement of the parties with respect to its subject matter and supersedes all oral communications and prior writing with respect thereto. Upon execution and delivery of this Novation Agreement, the Agreement shall be modified and amended in accordance with the terms herein and shall continue in full force and effect.

4.	This Novation Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the conflict of law provision thereof.

5.	All capitalized terms used herein which are not defined herein shall have the meanings set forth in the Agreement.

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IN WITNESS WHEREOF, the parties have caused this Novation Agreement to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

MUFG INVESTOR SERVICES (US) LLC /s/ Nikolaos Bonos Name: Nikolaos Bonos Title: Senior Managing Director	GUGGENHEIM ENHANCED EQUITY INCOME FUND /s/ Mark E. Mathiasen Name: Mark E. Mathiasen Title: Secretary